TRANSITION AGREEMENT

      This Transition Agreement (the "Agreement") is entered into as of this 8th day of December, 1999 by and among BEI MEDICAL SYSTEMS COMPANY, INC., a Delaware corporation ("Seller") and COOPERSURGICAL ACQUISITION CORP., a Delaware corporation ("Buyer").

                                    RECITALS

      WHEREAS, Seller and Buyer have entered into an asset purchase agreement (the "Asset Purchase Agreement") dated October 1, 1999, as amended, pursuant to which Seller will sell, and Buyer will purchase, substantially all of the assets and assume certain of the liabilities of Seller relating to the Business as defined in the Asset Purchase Agreement; and

      WHEREAS, in connection with Buyer's acquisition of the Business from Seller (the "Acquisition"), Seller and Buyer desire to provide for certain transition services, on an interim basis, as set forth herein.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

                                    AGREEMENT

1. Transition Services.

      (a) During the term of this Agreement as set forth in Section 3 below (the "Transition Period"), Seller shall continue to provide on behalf of Buyer the products and services related to the Business in substantially the same manner as such services were heretofore provided by Seller on its own behalf in carrying on the Business, including the activity set forth on Annex A attached hereto.

      (b) Annex A constitutes part of this Agreement and may be amended from time to time with the written consent of Seller and Buyer.

      (c) Buyer shall pay the following amounts for the products and services provided by Seller under this Agreement: (i) the cost of materials purchased by Seller subsequent to the date of this Agreement to produce products pursuant to a production plan mutually agreed upon by Seller and Buyer, which plan shall in no event exceed Seller's manufacturing capacity as of the date of this Agreement (the "Mutual Production Plan"), (ii) for each employee not engaged in production or manufacturing and listed on Annex B, that percentage set forth on such annex opposite the name of such employee under the column headed "Support Base Business %" of the amount of weekly salary set forth on such annex opposite the name of such employee under the column headed "Weekly Salary" plus an amount equal to 28% of the result of the foregoing calculation, (iii) the amount of out-of-pocket expenditures for supplies and services provided for the benefit of Buyer under this Agreement that are approved by Buyer, which approval shall not be unreasonably withheld, (iv) the cost of moving expenses for, and repairs and installation of, equipment owned by Buyer, (v) as a labor component for each product delivered for Buyer


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

hereunder, an amount equal to the number of direct labor hours multiplied by direct labor costs for each product as set forth on Schedule 1(c), which product is delivered by Seller to or at the direction of Buyer pursuant to the Mutual Production Plan, (vi) costs and expenses such as employment agency fees which are incurred as a direct result of Seller's efforts to replace on a temporary basis any employee performing transition services under this Agreement who voluntarily terminates employment with Seller during the Transition Period,
(vii) all incremental costs approved by Buyer that are associated with customer solicitation activity including, but not limited to: sales commissions, postage, sales literature, freight, samples and other free goods, telephone and communications, computer and office supplies, maintenance and repairs, outside computer services and travel and entertainment expenses, (viii) all related pre-approved collection charges and (ix) the commissions provided for in Annex
A. Seller shall send bills and/or invoices in connection with the foregoing items at the end of each one-week period of the Transition Period. Buyer shall within five days after receipt of such bills and/or invoices, pay to Seller the amounts specified in such bills and/or invoices in full. Notwithstanding the foregoing, although Seller shall bill all amounts to be paid pursuant to this subsection, Buyer shall have no obligation to pay to Seller the first $275,000 for products and services due under this Agreement (the "Credit") and such amount will not be considered due to Seller under this Agreement as Seller has agreed to provide the first $275,000 of products and services delivered hereunder without cost to Buyer. The Seller shall, promptly after the termination of this Agreement (the "Termination Date"), pay to the Buyer that portion of the Credit that, as of the Termination Date, had not been applied as a credit against amounts billed by the Seller to the Buyer pursuant to this subsection, in order to give the Buyer the benefit of the total amount of the Credit either as a credit or in cash.

2. General Intent. Seller shall use its commercially reasonable best efforts to provide all transition assistance which the Buyer may reasonably request during the Transition Period. Seller shall use its commercially reasonable best efforts to retain the employees required to produce the services set forth in Annex A. Seller is not obligated to hire any new employees to replace those employees who may leave the employment of the Seller during the Transition Period; provided, however, that Seller shall use commercially reasonable efforts to replace such employees with temporary personnel to the extent required for Seller to perform its obligations under this Agreement. Because Seller is performing the transition services for the benefit of Buyer, Seller shall perform such services under the direction and control of Buyer, provided that Buyer shall provide such direction and control through Seller's existing management and supervisory channels. Buyer's personnel may be present on the premises of Seller on which transition services are being performed to monitor and control such services. Each party shall execute such further documents and take such further actions as may be necessary to carry out the purposes of this Agreement.

3. Term.

      (a) Except as provided in Section 3(b), 3(c), and 3(d) below, the term of this Agreement shall commence on the date of the closing of the Acquisition (the "Closing Date") and shall continue for ninety (90) days; provided, however, that either party may terminate this Agreement in the event of a material default by the other party hereunder that is not cured within five (5) business days following written notice of default by the non-defaulting party.


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

      (b) Notwithstanding Section 3(a), Buyer may elect to extend the term of this Agreement on a month-to-month basis for up to three (3) months by providing written notice at least thirty (30) days prior to the expiration of the then applicable Transition Period of this Agreement specifying the products and services attached hereto that Buyer requires that Seller continue to provide and the duration for which such products and services shall be provided. During the period of any such extension (i) products shall be provided at the costs mutually agreed to pursuant to this Agreement, and (ii) services shall be provided pursuant to the terms of this Agreement at the rate of one hundred dollars ($100) per hour of Seller employee time and incidental costs incurred for such services that are pre-approved by Buyer. If the mutually agreed upon production schedule for a certain product has not been met by Seller during the initial ninety (90) days of the Transition Period and such production schedule contemplated that the products would be completed within such ninety (90) day period, then the costs for completing such products shall be pursuant to the costs applicable during such ninety (90) day period, as specified on Schedule 1(c), rather than pursuant to this Section 3(b).

      (c) Notwithstanding Section 3(a), Seller, at the request of Buyer, from time to time during and for up to fifteen (15) months following the date of this Agreement will provide on reasonable notice reasonable consulting services with respect to issues such as regulatory affairs, product details, engineering and sales and marketing. Such services shall be provided during the term of Transition Period for payment provided for in this Agreement and after the Transition Period at the rate of one hundred twenty dollars ($120) per hour of Seller employee time and incidental costs incurred for such services that are pre-approved by Buyer.

      (d) Buyer may, at any time and from time to time, terminate any product or service to be provided by Seller under this Agreement by delivering to Seller a "Buyer Termination Notice". Each Buyer Termination Notice shall specify the product or service to be terminated and the date on which termination shall occur (which shall be not less than fourteen (14) days from the delivery to Seller of such notice). From and after each such date of termination, Buyer shall have no further obligation under this Agreement to pay Seller the charges specified in this Agreement for each such terminated service or product, except for any product for which an order has already been placed by Buyer and for any service or product provided prior to such date of termination.

4. Insurance.

      (a) Buyer possesses those insurance policies, including product liability insurance, which are necessary to fully insure the services to be conducted by Seller against all risks normally insured against by a person or entity conducting the same business as Buyer and the business to be conducted by Seller pursuant to this Agreement, and such policies name Buyer as the insured. Such insurance policies comply with any federal, state, local or foreign laws and regulations applicable to the business and operations conducted by Buyer, including the transactions contemplated by this Agreement.

      (b) Buyer will continue to carry its existing insurance or reasonably comparable coverage throughout the term of this Agreement. Upon the written request of Seller, Buyer will provide copies of certificates of insurance as evidence thereof.


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

      (c) Seller will continue to carry its existing insurance as disclosed in
Schedule 2.20 to, or as may be otherwise required by the Asset Purchase Agreement, or reasonably comparable coverage throughout the term of this Agreement.

      (d) Seller's insurance shall cover loss or damage to property of Seller located on Seller's facilities used to provide transition services and on such facilities to the extent required by any lease therefor. Buyer's insurance shall cover loss or damage to Buyer's property located on such facilities. Each party shall request its insurers to waive subrogation against the other party for Losses to property covered by such party's insurance as described in this subsection 4(d).

5. Certain Seller Payments. Seller represents to Buyer that to induce each employee of Seller listed on the Personnel Consolidation Plan attached hereto as Annex B (the "Retained Employee") to remain as an employee of Seller during the Transition Period, Seller has offered each such employee the stay bonus and severance payment set forth opposite the name of such employee on such Plan. Seller shall make the payments required to be made by it to each such employee pursuant to such offer. Other than as set forth on Annex B, Seller shall have no further obligation to provide any stay bonus, severance payment or other compensation to the Retained Employees. If Buyer instructs Seller to attempt to retain a specific Retained Employee beyond the Transition Period, Buyer shall be solely responsible for any stay bonus, severance payment or other compensation to be provided at the instruction of Buyer to any such Retained Employee in order to retain such Retained Employee beyond the Transition Period, and Seller shall not be obligated hereunder to provide any compensation to any such Retained Employee beyond the Transition Period (including any extensions of such Transition Period made pursuant to this Agreement) unless instructed to do so by Buyer.

6. Indemnification.

      (a) Indemnification by Buyer. As of the date of this Agreement and subject to the other provisions of this Section 6, Buyer shall indemnify, defend (with counsel reasonably acceptable to Seller), and hold Seller, and its respective directors, officers, agents and employees (collectively, the "Seller Indemnified Parties") harmless from and against, and will pay to the Seller Indemnified Parties the amount of any and all losses, damages, liabilities, costs and expenses, direct and indirect (including reasonable attorneys' and consultants' fees) (collectively, the "Losses"), arising, directly or indirectly, from or in connection with:

            (i) any breach of any representation or warranty made by Buyer in this Agreement;

            (ii) any breach by Buyer of any covenant or obligation of Buyer in this Agreement;

            (iii) any suit or proceeding brought against any Seller Indemnified Party arising out of Seller's performance or non-performance contemplated by this Agreement except to the extent caused by the gross negligence or willful misconduct of a Seller Indemnified Party or Seller's wrongful failure to render the services or produce the products contemplated by this Agreement; or


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

            (iv) gross negligence or willful misconduct of Buyer.

      (b) Indemnification by Seller. As of the Effective Date and subject to the other provisions of this Section 6, Seller shall indemnify, defend and hold Buyer, its shareholders, directors, officers, agents and employees (collectively, the "Buyer Indemnified Parties") harmless from and against and will pay to the Buyer Indemnified Parties the amount of any Losses, arising directly or indirectly, from or in connection with:

            (i) any breach of any representation or warranty made by Seller in this Agreement;

            (ii) any breach by Seller of any covenant or obligation of Seller in this Agreement; or

            (iii) gross negligence or willful misconduct of Seller or Seller's wrongful failure to render the services or produce the products contemplated by this Agreement.

      Notwithstanding the above, Seller shall have no liability and shall not indemnify Buyer for any Losses to the extent based on (A) the gross negligence or willful misconduct of a Buyer Indemnified Party or (B) any delay or refusal on the part of Buyer in providing any necessary pre-approvals or approvals under this Agreement on a timely basis. In each instance where pre-approval or approval is required under this Agreement, Seller shall request for pre-approval or approval in advance of the time when Losses would be incurred if pre-approval or approval were not obtained. Seller shall not be obligated to take any action or pay any expense with respect to a matter requiring pre-approval or approval until such pre-approval or approval has been provided by Buyer.

      (c) Limitations on Indemnification by Seller. No Seller Indemnified Party shall be liable, responsible or in anyway accountable to Buyer for, and Buyer waives and releases any claims (including any claim by way of subrogation, contractual or implied indemnity or otherwise) against, such Seller Indemnified Party for Losses which at any time after the date hereof may be suffered or sustained by any individual, including any individual employed by Buyer, who, after the date of this Agreement, and with the permission of Seller, has entered Seller's facilities used to provide transition services, or may at any time be using or occupying or visiting such facilities or be in, on or about the same, or in or about the common areas of such facilities or the sidewalks adjacent thereto, except to the extent caused by the gross negligence or willful misconduct of such Seller Indemnified Party.

      (d) Indemnification Claims. If either party hereto (the "Claimant") wishes to assert an indemnification claim against the other party hereto, the Claimant shall deliver to the other party a written notice (a "Claim Notice") setting forth:

            (i) a detailed description of the facts and circumstances giving rise to the claim; and

            (ii) a reasonable estimate of the total amount of Losses incurred.


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

      (e) Defense of Third Party Actions.

            (i) If either party hereto (the "Indemnitee") receives notice or otherwise obtains knowledge of any action, hearing, arbitration, litigation, suit or claim ("Proceeding") or any threatened Proceeding that may give rise to an indemnification claim against the other party hereto (the "Indemnifying Party"), then the Indemnitee shall promptly deliver to the Indemnifying Party a written notice describing such Proceeding in reasonable detail. The failure to give such written notice shall not relieve the Indemnifying Party of any liability under this Section 6 with respect to such matter except to the extent the Indemnifying Party shall have been materially prejudiced by such failure.

            (ii) If any Proceeding referred to in Section 6(e)(i) is brought against an Indemnitee and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless the Indemnifying Party is also a party to such Proceeding and the Indemnitee reasonably determines in good faith that joint representation would be inappropriate), to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnitee and, after notice from the Indemnifying Party to the Indemnitee of its election to assume the defense of such Proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnitee under this Section 6(e) for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnitee in connection with the defense of such Proceeding. If the Indemnifying Party assumes the defense of a Proceeding,
(i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnitee's consent and the Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within ten (10) days after the Indemnitee's notice is given, give notice to the Indemnitee of its election to assume the defense of such proceeding, the Indemnitee shall have the right to control the defense of, and to compromise or settle such Proceeding.

      (f) Survival. All representations and warranties in this Agreement will survive for a period of one year after termination of this Agreement. The right to indemnification, payment of damages or other remedy based on the provisions of this Section 6 shall survive the time at which it would otherwise terminate pursuant to Section 3, if prior to such termination, the party seeking indemnification shall have duly delivered a Claim Notice to the party against whom such indemnity may be sought in conformity with all of the applicable procedures set forth in this Section 6.

      (g) If the Indemnifying Party exercises its right to assume the defense of a Proceeding pursuant to Section 6(e), (i) the Indemnitee shall be entitled to participate in such defense with its own counsel at its own expense and (ii) the Indemnifying Party shall not make any settlement of any claims without the written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed, unless the terms of such settlement requires no more than the payment of money and the Indemnifying Party pays such amount.


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

      (h) If the Indemnifying Party assumes the defense of a Proceeding, the Indemnitee shall cooperate fully as reasonably requested by the Indemnifying Party in the defense of such Proceeding, and shall make available to the Indemnifying Party all books, records and other materials that are under the direct or indirect control of the Indemnitee and that the Indemnifying Party reasonably considers necessary or desirable for the defense of such Proceeding.

      (i) Absent fraud or willful misconduct, no party hereto shall be entitled to recover special or punitive damages with respect to any breach of any representation or warranty or nonperformance of any obligation under this Agreement.

      (j) Notwithstanding anything to the contrary contained in this Agreement
(i) to the extent Losses hereunder also constitute Losses under the Asset Purchase Agreement, then those provisions of the Asset Purchase Agreement applicable to such Losses shall determine the rights and obligations of the parties with respect thereto and the provisions of this Agreement shall not apply, (ii) except as provided in the previous clause (i) of this subsection 6(j), Buyer's product liability insurance shall be applicable to sales of products by Buyer which occur subsequent to the date of this Agreement and Seller's product liability insurance shall not be applicable to such sales,
(iii) the Indemnitee shall use commercially reasonable efforts to seek recovery from its insurance providers with respect to any Losses for which indemnity (other than indemnity for product liability) may be sought against the Indemnifying Party under this Section 6 and for which the Indemnitee's insurance may be available and such Losses shall be net of any insurance proceeds or other amounts actually recovered by or on behalf of Indemnitee.

      (k) To the extent that any Indemnifying Party makes any indemnification payment to any Indemnitee, the Indemnifying Party shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee may have against any other Person with respect to any Losses to which such indemnification payment is related. The Indemnitee shall take such actions as the Indemnifying Party may reasonably request for the purpose of enabling the Indemnifying Party to perfect or exercise its right of subrogation hereunder.

      (l) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought by an Indemnitee against an Indemnifying Person, and may be contested by such Indemnifying Person. In that event, if the court or arbitrator in such proceeding determines that the Indemnifying Person is not obligated under this Agreement to indemnify the Indemnitee for all or any part of the amount claimed by the Indemnitee in such proceeding, then the Indemnifying Person shall be entitled to recover a portion of the reasonable attorneys' fees, costs and disbursements incurred by the Indemnifying Person contesting the claim of the Indemnitee against the Indemnifying Person in such proceeding (in addition to any other relief to which it may be entitled) based upon the extent to which the Indemnitee was successful in contesting the amount claimed by the Indemnifying Person. This provision shall not limit in any way Losses to which an Indemnitee is entitled under the provisions of this Agreement.


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

7. General.

      (a) This Agreement is made in accordance with and will be governed and construed under the laws of the State of New York, excluding conflict of law principles that would cause the law of another jurisdiction to apply.

      (b) This Agreement is not assignable or transferable by either party in whole or in part except with the written consent of Buyer, which consent shall not be unreasonably withheld, provided, however, this Agreement may be assigned by Buyer to an Affiliate of Buyer to which Buyer assigns its rights and duties under the Asset Purchase Agreement. In the case of any permitted assignment or transfer of or under this Agreement, this Agreement or the relevant provisions thereof will be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

      (c) All notices and other communications required or permitted to be given under this Agreement will be in writing and will be effective if delivered during business hours on a business day when delivered personally by facsimile or sent by a nationally recognized commercial overnight carrier, or by registered or certified mail, postage prepaid, and addressed to the party at its address set forth on the signature page hereof, unless by such notice a different person, address or number has been designated for giving notice hereunder or, if not delivered during business hours on a business day, the next succeeding business day.

      (d) The parties hereto agree that under this Agreement, each party is an independent contractor and not an agent or employee of the other party. In no way will any party be liable to the other party, its employees or agents for any losses, injury, damages or the like occasioned by such party's activities in connection with this Agreement, except as expressly provided herein.

      (e) This Agreement may be amended only with the written approval of each party hereto. Any of the provisions of this Agreement may be waived, generally or in a specific instance, with the written approval of the party giving such waiver. The failure of either party to enforce any provision of this Agreement will not be deemed a waiver of such provision or of the right of such party thereafter to enforce such provision or any other provision.

      (f) In the event that any provision of this Agreement will be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole and, in such event, such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decision.

      (g) Except as expressly provided in this Agreement, the rights and remedies provided in this Agreement will be cumulative and not exclusive of any other rights and remedies provided by law or otherwise.

      (h) No liability shall result from delay in performance or non-performance caused by circumstances beyond the reasonable control of the party affected, including, without limitation, the voluntary termination of employment with Seller by any of Seller's employees, reassignment or termination of any employees of Seller at the direction of Buyer, acts of God, acts of a public enemy, acts of the governments of any state or political subdivision or any department or regulatory agency thereof or entity created thereby, quotas, embargoes, acts of any person engaged in subversive activity or sabotage, fires, floods, explosions, or other catastrophes, epidemics, or quarantine restrictions, strikes or other labor stoppages, slowdowns or disputes, voluntary or involuntary compliance with any law, or regulation of any governmental agency or authority, lack of transportation facilities, or any other cause beyond the control of the affected party, for that period commencing at the time notice of such circumstances is given by the affected party and terminating at such time as the impairment caused by such circumstances ends or would have ended had the affected party taken reasonable steps to remedy such circumstances.

      (i) Seller's total liability with respect to services provided under this Agreement will under no circumstances exceed the total of all service fees actually paid or due to Seller or credited to Buyer under this Agreement, including up to $275,000 billed but not paid by Buyer pursuant to Section 1(c) of this Agreement. Furthermore, and subject to the limitations set forth in this Agreement, if Seller fails to deliver a product in accordance with the Mutual Production Plan (other than as a result of or failure to act on the part of Buyer) and is unable to adequately cure such failure to deliver, the maximum liability of Seller to Buyer with respect thereto shall be an amount equal to the difference between the average sales price for such product and the cost to Buyer hereunder relating to producing such product; in no event, however, shall Seller be liable to Buyer for loss of customers in connection with the failure to deliver a product in accordance with the Mutual Production Plan.

      (j) The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such paragraph or in any way affect such paragraph.

      (k) This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

8. Construction.

      (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

      (b) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

      (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]


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

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above set forth.

BEI MEDICAL SYSTEMS COMPANY, INC.           COOPERSURGICAL ACQUISITION CORP.


By:______________________________           By:______________________________

Name:____________________________           Name:____________________________

Title:___________________________           Title:___________________________

Address:                                    Address:

BEI Medical Systems Company, Inc.           CooperSurgical Acquisition Corp.
100 Hollister Road                          c/o The Cooper Companies, Inc.
Teterboro, NJ  07608                        6140 Stoneridge Mall Road, Suite 590
Attn: Richard W. Turner, President          Pleasanton, CA  94588
  and CEO                                   Attn: Carol R. Kaufman, V.P.,
Facsimile Number: (210) 727-4998               Legal Affairs
                                            Facsimile Number: (925) 460-3660

with a copy to:                             with a copy to:

Cooley Godward LLP                          O'Sullivan Graev & Karabell, LLP
One Maritime Plaza, 20th Floor              30 Rockefeller Plaza
San Francisco, CA 94111                     New York, NY  10112
Attn:  Christopher A. Westover, Esq.        Attn:  David I. Karabell, Esq.
Facsimile Number: (415) 951-3699            Facsimile Number: (212) 728-5950

                                     ANNEX A

                              TRANSITIONAL SERVICES

Definitions: "B" is Seller and "C" is Buyer.

1.    Operations

      (a) B will prepare a production/purchasing schedule in support of key product lines based upon existing practices and submit to C for approval.

      (b) B will prepare purchase orders in support of approved production/purchasing schedules and submit to C for approval before submission to vendors.

      (c) B will schedule work orders based upon production plan approved by C.

      (d) B will continue to perform cycle counts for raw materials and finished goods and submit to C worksheets on a weekly basis.

      (e) B will continue to process C's Return Good Authorizations according to B's existing work instructions, policies and procedures.

      (f) B will continue to process stainless instruments according to B's existing work instructions, policies and procedures.

      (g) B will submit to C work schedules and receive C's approval for light assembly and packaging of ancillary products in support of core product lines.

      (h) B will submit to C within five (5) working days after month-end close current sales/inventory reports generated by its Vice President, Operations.

      (i) B will submit to C for C's approval, based upon the current Backorder Report generated from Open Orders, purchase orders for non-standard type items for purchase.

      (j)   B will provide C weekly with a copy of its current backorder report.

      (k) B will ship all products to fill orders according to B's existing work instructions based on customer demand, provided there is sufficient on hand finished goods inventory.

2.    Engineering

      (a) B will continue to support product activities related to manufacturing engineering issues.

      (b) B will process Engineering Change Notices relating to product maintenance.


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

      (c) B will evaluate non-conforming material for disposition decisions by C.

      (d)   B will assist QC/QA as it relates to product conformance issues.

      (e)   B will generate autocad documentation as it relates to ECN's.

3.    Quality Control

      (a)   B will continue to inspect all incoming material.

      (b)   B will inspect and test all in-process sub-assemblies.

      (c) B will calibrate and test all final product for release to finished goods.

      (d) B will assist customer service as it relates to product technical issues.

      (e)   B will maintain all final inspection documentation records.

      (f) B will maintain calibration records for all inspection gauges and test equipment.

      (g)   B will provide month end summaries of all customer complaints.

      (h) B will continue to process complaints and take appropriate action in accordance with B procedures as currently being conducted.

4.    Customer Solicitation

      (a) B will continue to operate the sales office in Chatsworth, CA for the benefit of C.

      (b) B's inside sales representatives will continue to solicit customer orders via the telephone, follow-up on appropriate sales leads and process customer orders through B's sales order processing system for the benefit of C and under C's direction.

      (c) B will continue to manage the outside sales force for the benefit of C with the support of A. Manna but with direction from C.

5.    Customer Service

      (a) B Customer Service at both sites will continue under C's direction to interface with customers, telemarketing and external sales force supporting GYN/GI (domestic and international) product lines, process orders, returned goods and repairs according to existing work instructions, policies and procedures presently used by B.

6.    Customer Invoicing

      (a) B will continue to invoice customers as products are sold and shipped for the account of C.


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

      (b) B will continue to use its standard existing invoice forms with B's name, the Chatsworth, CA address and phone numbers. Text will be added to the invoice to indicate that sales are for the account of
            C. As soon as C provides B with a replacement invoice of its design, the revised invoice will be substituted for the existing standard invoice.

      (c) Customer credit terms, shipping terms and all other terms and conditions of sales will be in accordance with B's current commercial practice.

      (d) B will mail a copy of the invoice to the customer. Postage will be paid by C.

      (e) B will provide C with copies of all invoices and a set of its standard sales and cost reports no later than five (5) business days after the end of each week.

7.    Credit Notes

      (a) B will continue to authorize and issue customer RGA's and process credit notes in accordance with B's current commercial practice.

      (b)   All credits will be for the account of C.

      (c)   B will provide C with copies of all credit notes no later than five
            (5) business days after the end of each week.

      (d) Any cash refunds due to customers for duplicate or erroneous payments will be forwarded to C for approval and payment. C will advise B regarding any payments made for entry into its accounts receivable ledger.

8.    Sales Taxes

      (a) Sales taxes will be billed and collected in accordance with B's current commercial practices.

      (b) B will provide C at the end of the month with a set of its current standard sales tax reports to include in C's sales tax returns no later than five (5) business days after the close of each month.

      (c) All sales tax filings related to the sales that B transacts on the behalf of C will be prepared and filed by C.

9.    Commercial Credit

      (a) B will continue to check its customers' credit history, review credit references, authorize and issue customer credit, assign customer credit limits and refuse to ship customer orders in accordance with B's current credit practices, provided, however, that if C provides B with C's credit practices, B will use C's credit practices in lieu of B's current credit practices.


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

      (b) B will not be responsible for any credit decisions made on behalf of C.

10.   Accounts Receivable Collections

      (a) B will continue to collect outstanding commercial accounts receivable in accordance with B's current collection practices. All related collection charges approved by C and telephone charges will be for the account of C.

      (b) B will mail account statements to customers at the end of each month. Postage will be paid by C.

      (c) B will have authority to assign accounts to third parties for collection for the account of C when C deems it necessary.

      (d) B will not be responsible for any uncollected accounts at the end of the transition period.

      (e) B will provide C with a copy of its standard detailed accounts receivable aging and a listing of identified problem accounts no later than five (5) business days after the close of each month.

11.   Bank Accounts

      (a) C will establish a depository bank account in Chatsworth, California and B shall make deposits into the account of all amounts collected for C. B will not have authority to make disbursements from this account.

      (b) B will make daily deposits into C's account of all funds received from the collection of C's accounts receivable, and B will inform C on a daily basis of the total amount of all funds deposited to the C bank account.

      (c) C will be responsible for the reconciliation and analysis of the C bank account.

12.   Accounts Receivable Reconciliation

      (a) B will reconcile the accounts receivable aging at the end of the month to the sales journal and cash receipts journal. A copy of the accounts receivable reconciliation will be provided to C no later than five (5) business days following the close of each month.

13.   Accounts Payable

      (a) All vendor invoices for purchases of C inventory and/or services that can be identified as the responsibility of C will be forwarded to C once a week with appropriate supporting documentation for payment by C.

      (b) Appropriate accounts payable documentation submitted to C will include: a copy of the invoice, a copy of the purchase order (where appropriate), a copy of any


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

            receiving documentation (if applicable), and the signature of the B manager reviewing the proposed payment.

      (c) At C's request, B will assist C in attempting to resolve any disputes with vendors.

      (d)   C will make all required payments to vendors.

14.   Commission Payments

      (a) B will continue to prepare commission workpapers and commission statements for both internal and external sales representatives in accordance with B's standard reporting format and business practice.

      (b) Commission payments due will be calculated based upon the current sales commission plan as utilized by B immediately prior to the execution of this Agreement and attached as Exhibit 1.

      (c) Commission workpapers and commission statements will be forwarded to C for approval and payment no later than fifteen (15) working days following the close of each month.

      (d) The commission payment schedules will be accompanied by an invoice prepared by B that details the total commissions and related charges to be paid by B.

      (e) C will approve the commission invoice for payment, transfer the appropriate funds to B's account and return the commission schedules to B for process and payment to the sales representatives.

      (f) B will process the commission payments either through its payroll or individual checks, as appropriate.

15.   Royalty Payments

      (a) B will continue to prepare royalty workpapers and royalty payment statements in accordance with B's standard business practices.

      (b) Royalty workpapers and royalty payment statements will be forwarded to C for approval and payment.

      (c)   C will make all royalty payments.

16.   Payments of Shared Services

      (a) B will prepare an invoice listing all items for payment and provide reasonable supporting documentation to support the charge.

      (b) Payments may only be withheld on disputed items, not on the total amount of the invoice.


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

17.   Inventory

      (a) B will separate the HTA inventory still owned by B from the inventory sold to C.

      (b) B will maintain perpetual inventory records for C in accordance with current B work procedures and practices. All inventory transactions, including incoming purchases, receipts of materials, shipments of finished goods, returns to vendors, transfers to outside contractors, and evaluation returns, will be recorded in perpetual inventory records.

      (c) B will provide C with a set of the current perpetual inventory and transaction reports no later than five (5) business days after the close of the month.


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

                                    EXHIBIT 1

                                   TO ANNEX A

                                     ANNEX B